Exhibit 99.1

Evergreen Energy Engages Raymond James to Remarket Buckeye Industrial Mining Co.

DENVER, November 23, 2009— Evergreen Energy Inc. (NYSE Arca: EEE), a green energy technology solutions company, announced today that it has terminated further negotiations with a potential purchaser of its Buckeye Industrial Mining Co. subsidiary.  The company has engaged the Investment Banking group of Raymond James & Associates, Inc. to remarket Buckeye and seek more advantageous terms for the company given improved market conditions in the coal industry and specific conditions at its Buckeye subsidiary.  Raymond James was also retained to assist the company in pursuing certain financing options in connection with a potential Buckeye transaction.
As announced on July 21, 2009, the company entered into an exclusivity arrangement with a particular party, which it anticipated would lead to a definitive agreement to sell the Buckeye operations.  On September 4, 2009, the exclusivity arrangement for the sale of Buckeye Industrial Mining expired and, although the company continued negotiations with this party, it was unable to reach satisfactory terms and no definitive agreement was reached to sell Buckeye.
“We are focused on the company’s long-term strategic direction to commercialize GreenCert™,” said Thomas H. Stoner, Jr., CEO of Evergreen. “Integral to this long-term strategy, is the completion of certain near-term objectives, including the potential spin-off of our K-Fuel® business and the potential sale of Buckeye.  As we work toward obtaining terms that are most advantageous to the company and to our shareholders, we believe our relationship with Raymond James will not only add value as it relates to the sale of Buckeye, but also assist us with certain financing options.”

About Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) has developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.   GreenCert, which is owned exclusively by Evergreen, is a scientifically accurate, scalable environment intelligence solution that measures greenhouse gases and generates verifiable emissions credits.  K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions.  Visit www.evgenergy.com for more information.

Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. and C-Lock Technology Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this release is encouraged to study.  In addition, our ability to execute our business plan and develop the C-Lock Technology may be adversely impacted by the inability to sell Buckeye, raise significant additional capital or effectively complete any restructure transaction on a timely basis to fund our business operations.  Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contacts:
Jimmac Lofton	Kirsten Chapman & Becky Herrick
VP Corporate Development	Lippert / Heilshorn & Associates
303-293-2992	415.433.3777
jlofton@evgenergy.com	bherrick@lhai.com

Evergreen Media Contact:
Adam Handelsman
Lippert / Heilshorn & Associates
212.838.3777
AHandelsman@lhai.com

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